Rockcrest Income Stability Fund 485APOS

Exhibit 99.(h)(1)

FUND SERVICES AGREEMENT

Accounting Services

Administration Services

Transfer Agency Services

Between

Sudrania Fund Services Corp

and

SFS Series Trust

December 15, 2020

Exhibit A – Series Portfolios

Exhibit B – Administrative Services

Exhibit C – Accounting Services

Exhibit D – Transfer Agency Services

Exhibit E – Fees and Expenses

FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of_December 15, 2020, between Sudrania Fund Services Corp, a corporation organized in accordance with the laws of the State of Illinois (“Sudrania”) and SFS Series Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and consists of one more series portfolios listed on Exhibit A (the “Funds”), each of which may consist of one or more classes of shares of beneficial interest; and

WHEREAS, the Trust wishes to retain Sudrania to provide certain transfer agent, fund accounting, administration, dividend disbursing, anti-money laundering and other general services (the “Services”) with respect to the Funds and Sudrania is willing to furnish such Services;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1.     Appointment and Delegation.

The Trust hereby appoints Sudrania as transfer agent, fund accountant, administrator, dividend disbursing agent and anti-money laundering agent for the Trust on the terms and conditions set forth in this Agreement, and Sudrania hereby accepts such appointment and agrees to perform the Services as set forth in this Agreement. Sudrania may delegate certain obligations hereunder to an affiliated party, including, but not limited to Sudrania Software LLP. Sudrania may also delegate certain Services to its sub-contractor Commonwealth Fund Services.

The Services of Sudrania shall be confined to those matters expressly set forth herein or as may be agreed to from time to time, and no implied duties are assumed by or may be asserted against Sudrania hereunder. Notwithstanding the foregoing, to the extent the Trust determines that it would be appropriate to engage another service provider (either directly or through Sudrania) as the sub-transfer agent, sub-fund accountant, sub-administrator, or, sub-dividend disbursing agent, Sudrania responsibilities with respect to such function shall be confined to overseeing such function.

Section 2.      Representations and Warranties of Sudrania.

Sudrania hereby represents and warrants to the Trust that:

(a)       It is a corporation duly organized and existing and in good standing under the laws of the State of Illinois;

(b)       It is duly qualified to carry on its business in the State of Illinois;

(c)         It is empowered under applicable laws and by its By-Laws to enter into this Agreement and perform its duties under this Agreement;

(d)         All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(e)         It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

(f)          This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Sudrania, enforceable against Sudrania in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and securities parties; and

(g)         It is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

Section 3.      Representations and Warranties of the Trust.

The Trust hereby represents and warrants to Sudrania that:

(a)       It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware;

(b)        It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c)       All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(d)       No legal or administrative proceedings have been instituted or threatened which would impact the Trust’s ability to perform its duties and obligations under this Agreement;

(e)       the Trust’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any of its Funds or any law or regulation applicable to them;

(f)        the Trust’s and its Funds’ compliance with the terms of this Agreement does not result in a conflict with the memorandum or articles of association or other governing document of any of the Funds or any law, rule, regulation or court decree applicable to any of the Trust or Funds;

(g)       It is an open-end management investment company registered under the 1940 Act;

(h)       This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(i)       A registration statement under the Securities Act of 1933, as amended, is or will become effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to all shares of the Funds and any classes thereof being offered for sale.

Section 4.      Trust Reports to Sudrania Delivery of Documents and Other Materials.

The Trust shall furnish or otherwise make available to Sudrania such copies of each Fund’s prospectus, statement of additional information, contracts, financial statements, proxy statements, shareholder reports, each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act, each current shareholder services plan or similar document adopted by the Fund, each Fund’s net asset value per share, declaration, record and payment dates, amounts of any dividends or income, special actions relating to each Fund’s securities and other information relating to the Trust’s business and affairs as Sudrania may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement. Sudrania shall maintain such information as required by regulation and as agreed upon between the Trust and Sudrania. The Trust will complete all necessary prospectus and compliance reports, as well as monitoring the various limitations and restrictions.

Prior to commencement of Sudrania’s responsibilities under this Agreement, if applicable, the Trust shall deliver or cause to be delivered to Sudrania (i) an accurate list of shareholders of the Trust, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates and (ii) all shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Sudrania under this Agreement.

Section 5.      Undertakings.

The Trust and the Funds undertake with Sudrania that throughout the entirety of this Agreement they will:

(a)	inform Sudrania of any concerns or red flags identified in connection with the investors and potential investors of the Fund or its delegates in relation to anti-money laundering regulations or any other suspicious activity that has come to the Trust’s attention

(b)	provide non-financial material and information for inclusion in the annual financial statements or other Fund reports as needed

(c)	work to ensure Sudrania be given such information as reasonably is required for it to perform its duties under this Agreement

(d)	deliver Sudrania prices of underlying Fund investments which are not listed or available from a recognized exchange or are not available from the pricing vendors utilized by Sudrania along with clarification of the method utilized to determine such prices and any supporting documentation or valuation committee write up

(e)	share draft versions with Sudrania prior to finalization of any the following documents for review: any offering document or prospectus updates or addendums; updated subscription and redemption forms; letters from the Fund to the investors; and/or proposed amendments to the governing documents of the Funds (each a “Fund Document”). Any Fund Document which affects the services being provided or the manner of services being provided by Sudrania will not be effective until such time as Sudrania has an opportunity to review and any alteration shall not be effective in the terms of this Agreement if Sudrania has provided written notice that such Fund Document is not acceptable to it

(f)	promptly notify Sudrania as soon as possible of any material changes to the Funds governing documents, any changes in the regulatory or legal status of the Trust or Funds, or

(g)	inform Sudrania of any change in the ownership or control of the investment adviser of any of the Funds

Section 6.      Services Provided by Sudrania.

(a)        Sudrania will provide, or supervise the performance of others, the Services described herein subject to the direction and supervision of the Trust’s Board of Trustees (the “Board”), and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions, policies and procedures adopted by the Board, and further subject to Sudrania’s policies and procedures as in effect from time to time. Sudrania shall be responsible for all necessary office space, equipment, personnel, and facilities necessary for it to perform its obligations under this Agreement. Sudrania may sub-contract with affiliated and/or non-affiliated third parties to perform certain of the Services to be performed by Sudrania hereunder; provided, however, that Sudrania shall remain principally responsible to the Trust for the acts and omissions of such other entities and provided further that Sudrania shall be responsible for the payment of such third parties unless the Board approves such payment in a separate agreement or otherwise approves passing the costs associated with such third party onto the Funds as an out-of-pocket expense of Sudrania.

Except with respect to Sudrania’s duties as set forth in this Agreement, and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that each Fund complies with all applicable requirements of the Securities Act of 1933, the 1940 Act, the USA PATRIOT Act of 2001, and any other laws, rules and regulations, or interpretations thereof, of governmental authorities with jurisdiction over each Fund.

(i)	Administrative Services – set forth in Exhibit B.

(ii)	Fund Accounting Services – set forth in Exhibit C.

(iii)	Transfer Agency Services – set forth in Exhibit D.

Sudrania shall be responsible for promptly communicating any conflicts between its policies and procedures in effect from time to time and the resolutions, policies and procedures adopted by the Board.

(b)        Sudrania shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Sudrania agrees that all such records prepared or maintained by Sudrania relating to the Services to be performed by Sudrania hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. The Trust and the Trust’s authorized representatives shall have access to Sudrania’s records relating to the Services under this Agreement at all times during Sudrania’s normal business hours. Upon the reasonable request of the Trust, copies of any such records shall be provided promptly by Sudrania to the Trust or the Trust’s authorized representatives.

(c)       In case of any requests or demands for the inspection of shareholder records of the Trust, Sudrania will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. Sudrania shall abide by the Trust’s instructions for granting or denying the inspection; provided however, that Sudrania may grant the inspection regardless of the Trust’s instructions if Sudrania is advised by counsel to Sudrania that failure to do so will result in liability to Sudrania.

Section 7.      Compensation and Expenses

(a)       Compensation. The Trust on behalf of the Funds agrees to pay Sudrania as compensation for its services according to the fee schedule set forth in Schedule E hereto. Fees will begin to accrue for each Fund on the later of the date of this Agreement or the date of commencement of operations of the Fund. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Fund shall pay to Sudrania such compensation as shall be payable prior to the effective date of termination.

In addition, the Trust shall reimburse Sudrania from the assets of each Fund certain reasonable expenses incurred by Sudrania on behalf of each Fund individually in connection with the performance of this Agreement. Such out-of-pocket expenses shall include, but not be limited to: documented fees and costs of obtaining advice of Fund counsel or accountants in connection with its services to each Fund; postage; long distance telephone; special forms required by each Fund; any economy class travel which may be required in the performance of its duties to each Fund; and any other extraordinary expenses it may incur in connection with its services to each Fund, provided that such extraordinary expenses must be approved by the Board prior to any reimbursement.

The Trust or Funds may request additional services, additional processing, or special reports which are not contemplated by this Agreement and will provide such specifications and requirements documentation as may be reasonably required by Sudrania. If Sudrania elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses at its customary rates and charges as agreed upon by the parties.

In connection with the services provided by Sudrania pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Sudrania for expenses set forth in Schedule E hereto.

(b)       Taxes. Except as required by applicable law or as otherwise provided in this Agreement, Sudrania shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any customer, excluding taxes, if any, assessed against Sudrania related to its income or assets.

(c)       Invoices/Billing. All fees and reimbursements are payable in arrears on a monthly basis upon receipt of the invoice and the Trust, on behalf of the applicable Fund, agrees to pay all fees and reimbursable expenses no more than five (5) business days following receipt of the respective billing notice. Without prejudice to Sudrania’s other rights, Sudrania reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

(d)       Delinquent Payments. In the event that any of the Funds is more than thirty (30) days’ delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Funds), this Agreement may be terminated in its entirety or as it relates to a specific Fund or Funds upon thirty (30) days’ written notice to the Trust by Sudrania. The Trust must notify Sudrania in writing of any contested amounts within fourteen (14) days of receipt of a billing for such amounts.

Section 8.      Confidentiality.

Sudrania agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders received by Sudrania in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that Sudrania may disclose such information as required by law or in connection with any requested disclosure to a regulatory authority with appropriate jurisdiction after prior notification to the Trust.

The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Sudrania on databases under the control and ownership of Sudrania or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to Sudrania or the third party. The Trust agrees to treat all Proprietary Information as proprietary to Sudrania and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

Upon termination of this Agreement, Sudrania shall return to the Trust all copies of confidential or non-public personal information received from the Trust hereunder, other than materials or information required to be retained by Sudrania under applicable laws or regulations. Sudrania hereby agrees to dispose of any “consumer report information,” as such term is defined in Regulation S-P.

Section 9.      Standard of Care / Limitation of Liability.

(a)            Responsibility for Losses. Sudrania shall be under no duty to take any action on behalf of a Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by Sudrania in writing. Sudrania shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from Sudrania, its employees’ or its agents’ willful misfeasance, bad faith or gross negligence in the performance of Sudrania’s duties under this Agreement, or by reason of reckless disregard of Sudrania, its employees’ or its agents’ obligations and duties hereunder. Notwithstanding the foregoing, the limitation on Sudrania’s liability shall not apply to the extent any loss or damage results from any fraud committed by Sudrania or any intentionally bad or malicious acts (that is, acts or breaches undertaken purposefully under circumstances in which the person acting knows or has reason to believe that such act or breach violates such person’s obligations under this Agreement or can cause danger or harm) of Sudrania.

(b)            Limitations on Liability.

(i)	Sudrania is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits and Schedules as they may be amended from time to time. Sudrania will have no implied duties or obligations. Each party to the Agreement shall mitigate damages for which the other party may become responsible hereunder.

(ii)	Sudrania shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from a Fund, and shall be without liability for any loss or damage suffered by a Fund or any of a Fund’s customers as a result of Sudrania’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, Sudrania shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance on any instruction believed by it in good faith to have been authorized by an authorized person.

(iii)	Sudrania shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide Sudrania with any information.

(iv)	Sudrania is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

(v)	Sudrania shall have no responsibility for the management of the investments or any other assets of the Trust or its customers, and Sudrania shall have no obligation to review, monitor or otherwise ensure compliance by a Fund with the policies, restrictions, guidelines or disclosures applicable to the Fund or any other term or condition of the original documents, operating documents, policies and procedures or registration statement. Further, Sudrania shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in the registration statement.

(vi)	Except as set forth in the exhibits hereto, the Trust acknowledges that the reporting obligations of Sudrania do not constitute a duty to monitor compliance and Sudrania shall not be liable for any failure of the Fund to comply with any laws, regulations or other applicable requirements thereof.

(vii)	Sudrania shall not be liable for the errors of other service providers of the Trust, including the errors of data, corporate actions and pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by Sudrania) or securities brokers and dealers or errors in information provided by an investment adviser to a Fund custodian (including prices and pricing formulas and untimely transmission of trade information).

(viii)	With respect to a Fund that does not value its assets in accordance with Rule 2a-7 under the 1940 Act (a money market fund), notwithstanding anything to the contrary in this Agreement, Sudrania shall not be liable to the Trust or any shareholder of the Trust for (i) any loss to the Trust if a NAV Difference (defined below) for which Sudrania would otherwise be liable under this Agreement is less than $0.01 per Fund share or (ii) any loss to a shareholder of the Trust if the NAV Difference for which Sudrania would otherwise be liable under this Agreement is less than or equal to 0.005 (1/2 of 1%) or if the loss in the shareholder’s account with the Trust is less than or equal to $10. Any loss for which Sudrania is determined to be liable hereunder shall be reduced by the amount of gain which inures to shareholders, whether to be collected by the Trust or not.

For purposes of this Agreement: (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption is effected; (ii) NAV Differences and any Sudrania or other responsible party liability therefrom are to be calculated each time a Fund’s (or class’s) NAV is calculated; (iii) in calculating any NAV Difference for which Sudrania would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted; and (iv) in calculating any NAV Difference for which Sudrania would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the Fund’s fiscal year shall be netted.

(ix)	Sudrania will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by Sudrania.

(x)	Except as expressly provided in this Agreement, Sudrania hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. Sudrania disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)           Mutual Exclusion of Consequential Damages. Except for any liquidated damages agreed to by the parties to this Agreement related to an unexcused termination of this Agreement, under no circumstances will either party be liable to the other party for special or punitive damages, or consequential loss or damage, or any loss of profits, goodwill, business opportunity, business, or revenue or anticipated savings, in relation to this Agreement, whether or not the relevant loss was foreseeable, or the party was advised of the possibility of such loss or damage or that such loss was in contemplation of the other party.

(d)           Limited Recourse. Sudrania hereby acknowledges that a Fund’s obligations hereunder with respect to the Fund are binding only on the assets and property belonging to the Fund. The obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the property of the Fund. The execution and delivery of this Agreement by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Fund’s property.

Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other series portfolios of the Trust and that no series shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

Section 10.      Indemnification.

(a)           Indemnification by the Funds. Each Fund shall indemnify Sudrania and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by Sudrania that result from: (i) any claim, action, suit or proceeding in connection with Sudrania’s entry into or performance of this Agreement with respect to such Fund; or (ii) any action taken or omission to act committed by Sudrania in the performance of its obligations hereunder with respect to such Fund; or (iii) any action of Sudrania upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Trust with respect to such Fund; (iv) the offer or sale of shares of the Funds in violation of federal or state securities laws or regulations requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such shares; (v) the processing of any checks or wires, including without limitation for deposit into the Trust’s demand deposit account maintained by Sudrania; (vi) the breach of any representation or warranty set forth in Section 3 above; or (vii) any error, omission, inaccuracy or other deficiency of any information provided to Sudrania by the Trust, or the failure of the Trust to provide or make available any information requested by Sudrania knowledgeably to perform its functions hereunder; provided, that Sudrania shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence, bad faith or willful misfeasance in the performance of its duties, or by reckless disregard of such duties, on the part of Sudrania or its employees, agents or contractors.

The reliance upon, and any subsequent use of or action taken or omitted, by Sudrania, or its agents or subcontractors on: (i) the materials or any other information, records, documents, data, stock certificates or services, which are received by Sudrania or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by a Fund, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by Sudrania under this Agreement which are provided to Sudrania after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(b)            Indemnification by Sudrania. Sudrania shall indemnify each Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by such Fund which result from: (i) Sudrania’s failure to comply with the terms of this Agreement with respect to such Fund; or (ii) Sudrania’s bad faith or willful misfeasance in performing its obligations hereunder with respect to such Fund; or (iii) Sudrania’s gross negligence or misconduct or that of its employees, agents or contractors in connection herewith with respect to such Fund.

In order that the indemnification provisions contained in this Section 10 shall apply, upon the assertion of an indemnification claim, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The Trust shall have the option to participate with Sudrania in the defense of such claim or to defend against said claim in its own name or that of Sudrania. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the indemnifying party’s written consent, which consent shall not be unreasonably withheld.

Section 11.      Term and Termination.

This Agreement shall remain in effect with respect to a Fund from the “Effective Date” until the “End Date,” each as set forth in Exhibit A to this Agreement (the “Initial Term”); thereafter, this Agreement shall automatically renew for a period of one year and continue in effect from year to year thereafter (the initial and any subsequent such periods are referred to as “Term”).

This Agreement may be terminated by either party at any time following the Initial Term, without the payment of a penalty upon at least ninety (90) days’ written notice to other party prior to the end of the then current Term.

Following the Initial Term, the Agreement may be terminated by either party giving immediate written notice to the other party upon the occurrence of any of the following:

(a) either party commits any material breach to the terms of this Agreement that if can be remedied, is not remedied within 30 days upon written notice by the other party to the breach;

(b)	either party breaches any laws or regulations or becomes the subject of a lawsuit, sanction, regulatory or governmental action or proceeding that the other party reasonably determines could cause reputational harm;

(c)	if either party becomes insolvent or enters into liquidation or a receiver or examiner is appointed to that party;

(d)	any regulatory or governmental licensing is terminated or revoked; or

(e)	Funds launch does not occur within three years of the Effective Date of this Agreement

If the Trust on behalf of any Funds wishes to terminate prior to the completion of the Initial Term, the Funds shall continue to pay Sudrania the monthly fees for the Initial Term as if the termination had not occurred, except for instances where the Board approves the termination and liquidation of such Fund. Any termination following the Initial Term shall be effective as of the date specified in the notice or upon such later date as may be mutually agreed upon by the parties. Upon notice of termination of this Agreement by either party, Sudrania shall promptly transfer to the successor administrator the original or copies of all books and records maintained by Sudrania under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor administrator in the establishment of the books and records necessary to carry out the successor administrator’s responsibilities. If this Agreement is terminated by the Trust, the Trust shall be responsible for all reasonable out-of-pocket expenses or costs associated with the movement of records and materials to the successor administrator. Additionally, Sudrania reserves the right to charge for any other reasonable expenses associated with such termination.

Section 12.      Notices.

(a)           Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)	If to the Trust, to:

SFS Series Trust

c/o Sudrania Fund Services

633 Rogers St, Ste 106_______________

Downer’s Grove, IL 60515_______________

Attn: SFS Series Trust Trustees_______________

With copy to:

Practus, LLP

11300 Tomahawk Creek Parkway, Suite 310

Leawood, Kansas 66211

Attention: John H. Lively

(ii)	If to Sudrania, to:

Sudrania Fund Services, Inc.

633 Rogers St, Ste 106

Downers Grove, IL 60515

Attention: Nilesh Sudrania

(b)           Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Fund Services Agreement.”

Section 13.      Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed. This Agreement shall insure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. For the avoidance of doubt, a transaction involving a merger or sale of substantially all of the assets of any of the Funds shall not require the written consent of CFS.

Section 14.     Holidays.

Except as required by laws and regulations governing investment companies, nothing contained in this Agreement is intended to or shall require Sudrania, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which Sudrania is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Trust and Sudrania are open. Sudrania will be open for business on days when the Trust is open for business and/or as otherwise set forth in each Fund’s prospectus(es) and Statement(s) of Additional Information.

Section 15.      Waiver.

Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

Section 16.      Force Majeure.

Sudrania shall maintain a commercially reasonable disaster recovery plan that complies with applicable laws, rules and regulations during the term of this Agreement, and shall periodically test the implementation of such plan and report in writing to the Fund of the results of such testing. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, war, labor disputes or strikes, riot, piracy, sabotage, storm, terrorist attack, fire, pandemic or quarantine restrictions, acts of governmental agencies, regulators or authorities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control (a “Force Majeure Event”), such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes, provided that, if Sudrania is unable to perform its obligations because of such an event, it shall use commercially reasonable efforts to resume performance of its obligations and to mitigate damages. As soon as possible after the onset of a Force Majeure Event, the party impacted shall notify the other party in writing of the Force Majeure Event and the effect the event had on that party to perform its obligations under this Agreement.

Section 17.      Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. The compensation stated in Schedule E attached hereto may be adjusted from time to time by the execution of a new schedule signed by the parties thereto.

Section 18.      Severability.

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

Section 19.     Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

Section 20.     Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 21. No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 22.      Entire Agreement; Governing Law.

This Agreement, the Exhibits and Schedules hereto, and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed to be in accordance with the laws of the State of Illinois, without reference to choice of law principles thereof, and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Illinois, or any of the provisions herein, conflict with the applicable provision of the 1940 Act, the latter shall control.

Section 23.     Services Not Exclusive.

The services of Sudrania to the Trust are not deemed exclusive, and Sudrania shall be free to render similar services to others, to the extent that such service does not affect Sudrania’s ability to perform its duties and obligations hereunder.

Section 24.     Special or Consequential Damages.

Neither party to this Agreement shall be liable to the other party for special or consequential damages under any provision of this Agreement.

Section 25.     Reliance on Trust Instructions and Experts.

Sudrania may rely upon the written advice of the Trust and upon statements of the Trust’s legal counsel, accountants and other person believed by it in good faith to be expert in matters upon which they are consulted, and Sudrania shall not be liable for any actions taken in good faith upon such statements.

Section 26.     Non-Solicitation.

During the term of this Agreement and for one year after the termination of this Agreement, the Trust or the Funds shall not, without the prior written consent of Sudrania, solicit to employ, or retain as a consultant or contactor any person who was employed by Sudrania during the preceding year.

Section 27.     Survival.

The obligations of Sections 7, 8, 9, 10, 15, 16, 18, 22, 24, 25, 26 and this 27 shall survive any termination of this Agreement.

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Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

SUDRANIA FUND SERVICES CORP

By:	/s/ Chris Meader		Date Dec 15, 2020

	Print Name:	Chris Meader

	Title:	Senior Vice President

SFS SERIES TRUST
WITH RESPECT TO THE FUNDS IDENTIFIED ON EXHIBIT A

By:	/s/ Nilesh Sudrania		Date Dec 15, 2020

	Print Name:	Nilesh Sudrania

	Title:	President

EXHIBIT A

to

Fund Services Agreement

List of Funds

Fund Name	Effective Date	End Date of Initial Term
Hercules Fund	Commencement of Operations	December 31, 2023

EXHIBIT B

To Fund Services Agreement

Administrative Services

1.	Subject to the direction and control of the Board of Trustees (the “Board”) of the Trust, Sudrania shall manage all aspects of each Fund’s operations with respect to each Fund except those that are the specific responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

2.	Oversee the performance of administrative and professional services rendered to each Fund by others, including its custodian, fund accounting agent, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for each Fund, including:

(a)	The preparation and maintenance by each Fund’s custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable law, of all documents and records relating to the operation of each Fund required to be prepared or maintained by the Trust or its agents pursuant to applicable law.

(b)	The reconciliation of account information and balances among each Fund’s custodian, transfer agent, dividend disbursing agent and fund accountant.

(c)	The transmission of purchase and redemption orders for shares.

(d)	The performance of fund accounting, including the accounting services agent’s calculation of the net asset value (“NAV”) of each Fund’s shares.

3.	For new series or classes, obtain CUSIP numbers, as necessary, and estimate organizational costs and expenses and monitor against actual disbursements.

4.	Assist each Fund’s investment adviser in monitoring fund holdings for compliance with prospectus investment restrictions and limitations and assist in preparation of periodic compliance reports, as applicable.

5.	Prepare and assist with reports for the Board as may be mutually agreed upon by the parties.

6.	Prepare quarterly and annual Code of Ethics forms for: (i) disinterested Board members; and (ii) officers of the Trust, if any, that are also employees of Sudrania, including a review of returned forms against portfolio holdings and reporting to the Board.

7.	Prepare and mail annual Trustees’ and Officers’ questionnaires.

8.	Maintain general Board calendars and regulatory filings calendars.

9.	As mutually agreed to by the parties, prepare updates to and maintain copies of the Trust’s trust instrument and by-laws.

10.	Coordinate with insurance providers, including soliciting bids for Trustees & Officers/Errors & Omissions insurance and fidelity bond coverage, coordinate the filing of fidelity bonds with the SEC and make related Board presentations.

11.	Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and Sudrania from time to time.

12.	Advise the Trust and the Board on matters concerning each Fund and its affairs.

13.	With the assistance of the counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board on behalf of each Fund, and any committees thereof, including agendas and selected financial information as agreed upon by the Trust and Sudrania from time to time; attend and participate in Board meetings to the extent requested by the Board.

14.	Provide assistance to each Fund’s independent public accountants in order to determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income and excise tax requirements.

15.	Assist each Fund’s independent public accountants with the preparation of each Fund’s federal, state and local tax returns. The tax returns will be reviewed by each Fund’s independent public accountants.

16.	Prepare and maintain each Fund’s operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily NAV.

17.	In consultation with counsel for the Trust, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

(a)	Amendments to each Fund’s Registration Statement on Form N-1A.

(b)	Periodic reports to each Fund’s shareholders and the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to annual reports and semi-annual reports.

(c)	Notices pursuant to Rule 24f-2.

(d)	Proxy materials.

(e)	Reports to the SEC on Form N-CSR, N-CEN, N-PORT, N-LIQUID and Form N-PX.

18.	Coordinate each Fund’s annual or SEC audit by:

(a)	Assisting each Fund’s independent auditors, or, upon approval of each Fund, any regulatory body in any requested review of each Fund’s accounts and records.

(b)	Providing appropriate financial schedules (as requested by each Fund’s independent public accountants or SEC examiners); and

(c)	Providing office facilities as may be required.

19.	Assist the Trust in the handling of routine regulatory examinations and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters.

20.	After consultation with counsel for the Trust and the investment adviser, assist the investment adviser to determine the jurisdictions in which shares of each Fund shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the shares with the various state and other securities commissions, provided that all fees for the registration of shares or for qualifying or continuing the qualification of each Fund shall be paid by each Fund.

21.	Monitor sales of shares, ensure that the shares of the Trust are validly issued under the laws of the State of Delaware and properly and duly registered with the SEC.

22.	Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of each Fund and other appropriate purposes.

23.	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis.

24.	Authorize the payment of Fund expenses and pay, from Fund assets, all bills of each Fund.

25.	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies.

26.	Assist each Fund in the selection of other service providers, such as independent accountants, law firms and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided that Sudrania need not begin performing any such task except upon 30 days’ notice and pursuant to mutually acceptable compensation agreements.

27.	Provide assistance to each Fund in the servicing of shareholder accounts, which may include telephone and written conversations, assistance in redemptions, exchanges, transfers and opening accounts as may be required from time to time.

28.	Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested.

29.	Perform certain compliance procedures for the Trust which will include, among other matters, monitoring compliance with personal trading guidelines by the Trust’s Board.

30.	Assist the Trust with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by Sudrania or its affiliates on behalf of the Trust so that it may be included in financial information certified by the Trust’s officers on Form N-CSR.

31.	Prepare and file any claims in connection with class actions involving portfolio securities, handle administrative matters in connection with the litigation or settlement of such claims, and prepare a report to the Board regarding such matters.

32.	Sudrania shall provide such other services and assistance relating to the affairs of each Fund as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

EXHIBIT C

to

Fund Services Agreement

Accounting Services

1.	Subject to the direction and control of the Board of Trustees of the Trust (the “Board”), Sudrania shall perform all accounting services with respect to each Fund except those that are the specific responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

2.	Sudrania shall maintain and keep current the following accounts and records relating to the business of the Trust, in such form as may be mutually agreed to between the Trust and Sudrania and as may be required by the Investment Company Act of 1940, as amended (the “1940 Act”):

(a)	Cash Receipts Journal
(b)	Cash Disbursements Journal
(c)	Dividends Paid and Payable Schedule
(d)	Purchase and Sales Journals - Portfolio Securities
(e)	Subscription and Redemption Journals
(f)	Security Ledgers - Transaction Report and Tax Lot Report
(g)	Broker Ledger - Commission Report
(h)	Daily Expense Accruals
(i)	Daily Interest Accruals
(j)	Daily Trial Balance
(k)	Portfolio Interest Receivable and Income Journal
(l)	Listing of Portfolio Holdings showing cost, market value and percentage of portfolio comprised of each security.

3.	Sudrania shall perform ministerial calculations necessary to calculate the Trust’s net asset value daily, in accordance with the Trust’s registration statement and as follows:

(a)	Portfolio investments for which market quotations are available to Sudrania by use of an automated financial service (a “Pricing Service”) shall be valued based on the closing prices of the portfolio investment reported by such Pricing Service, except where the Trust has given or caused to be given specific instructions to utilize a different value.

(b)	Notwithstanding any information obtained from a Pricing Service, all portfolio securities shall be given such values as the Trust shall direct by instructions from the Trust’s Pricing Committee, including all restricted securities and other securities requiring valuation not readily ascertainable solely by the use of such a Pricing Service.

4.	Sudrania will supply the Transfer Agent with daily NAV’s for each portfolio.

5.	It is the responsibility of Sudrania to be reconciled to the Custodian. Sudrania will report any discrepancies to the Custodian, and shall report any unreconciled items to the Trust.

EXHIBIT D

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Fund Services Agreement

Transfer Agency Services

GENERAL:

1.	Issuance and Transfer of Shares: Sudrania shall make original issues of Shares of each Fund and Class thereof in accordance with the Fund’s Prospectus only upon receipt of (i) instructions requesting the issuance, (ii) a certified copy of a resolution of the Board authorizing the issuance, (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the Fund’s counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Fund of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If the opinion described in (iv) above is contingent upon a filing under Section 24 of the 1940 Act, the Fund shall indemnify Sudrania for any liability arising from the failure of the Fund to comply with that section or the rules thereunder.

Transfers of Shares of each Fund and Class thereof shall be registered on the Shareholder records maintained by Sudrania. In registering transfers of Shares, Sudrania may rely upon the Uniform Commercial Code as in effect in the State of Illinois or any other statutes that, in the opinion of Sudrania’s counsel, protect Sudrania and the Fund from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal. As transfer agent, Sudrania will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

2.	Share Certificates: To the extent the Trust determines for a particular Fund to issue share certificates, the Trust shall furnish to Sudrania a supply of blank share certificates of each Fund and Class thereof and, from time to time, will renew such supply upon Sudrania’s request. Blank share certificates shall be signed manually or by facsimile signatures of officers of the Trust authorized to sign by the Organizational Documents of the Trust and, if required by the Organizational Documents, shall bear the Trust’s seal or a facsimile thereof. Unless otherwise directed by the Trust, Sudrania may issue or register share certificates reflecting the manual or facsimile signature of an officer who has died, resigned or been removed by the Trust.

New share certificates shall be issued by Sudrania upon surrender of outstanding share certificates in the form deemed by Sudrania to be properly endorsed for transfer and satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes. Sudrania shall forward share certificates in “non-negotiable” form by first-class or registered mail, or by whatever means Sudrania deems equally reliable and expeditious. Sudrania shall not mail share certificates in “negotiable” form unless requested in writing by the Trust and fully indemnified by the Trust to Sudrania’s satisfaction.

In the event that the Trust informs Sudrania that any Fund or Class thereof does not issue share certificates, Sudrania shall not issue any such share certificates and the provisions of this Agreement relating to share certificates shall not be applicable with respect to those Funds or Classes thereof.

3.	Share Purchases: Shares shall be issued in accordance with the terms of the Prospectus after Sudrania or its agent receives either:

(a)            The following

i.	an instruction directing investment in a Fund or Class,
ii.	a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction; and
iii.	in the case of an initial purchase, a completed account application;

or

(b)	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

4.	Eligibility to Receive Redemptions: Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the Prospectus pursuant to which the Shares are offered. Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Prospectus of the applicable Class or Fund:

(a)	for a wire received, at the time of the receipt of the wire;
(b)	for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and
(c)	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Sudrania is credited with Federal Funds with respect to that check.

SERVICES TO BE PROVIDED:

1.	Sudrania agrees that in accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Funds, as applicable, and Sudrania, Sudrania will perform the following services:

(a)       provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including: (A) maintaining all Shareholder accounts, (B) preparing Shareholder meeting lists, (C) mailing proxies and related materials to Shareholders, (D) mailing Shareholder reports and prospectuses to current Shareholders, (E) withholding taxes on U.S. resident and non-resident alien accounts, (F) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders, (G) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, (H) preparing and mailing activity statements for Shareholders, and (I) providing Shareholder account information;

(b)       receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefore to the custodian of the applicable Fund (the “Custodian”) or, in the case of Funds operating in a master-feeder or fund of funds structure, to the transfer agent or interestholder recordkeeper for the master portfolios in which the Fund invests;

(c)        pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)        receive for acceptance redemption requests and deliver the appropriate documentation therefore to the Custodian or, in the case of Funds operating in a masterfeeder structure, to the transfer agent or interestholder recordkeeper for the master fund in which the Fund invests;

(e)       as and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

(f)        effect transfers of Shares upon receipt of appropriate instructions from Shareholders;

(g)        prepare and transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Fund with respect to Shares;

(h)        issue share certificates and replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed upon receipt by Sudrania of indemnification satisfactory to Sudrania and protecting Sudrania and the Fund and, at the option of Sudrania, issue replacement certificates in place of mutilated share certificates upon presentation thereof without requiring indemnification;

(i)        receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments, as appropriate, to the underwriter for commissions and service fees received;

(j)        track shareholder accounts by financial intermediary source and otherwise as reasonably requested by the Fund and provide periodic reporting to the Fund or its administrator or other agent;

(k)        maintain records of account for and provide reports and statements to the Trust and Shareholders as to the foregoing;

(l)        record the issuance of Shares of each Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (“1934 Act”) a record of the total number of Shares of the Trust, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Trust, and are issued and outstanding and provide the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

(m)        provide a system that will enable the Trust to calculate the total number of Shares of each Fund and Class thereof sold in each State;

(n)        provide necessary information to the Trust to enable the Trust to monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

(o)        oversee the activities of proxy solicitation firms, if requested by the Trust;

(p)       monitor transactions in each Fund for market timing activity in accordance with the Trust’s policies and procedures, which may be amended from time to time; and

(q)       account for and administer all shareholder account fees as provided in each Fund’s Prospectus.

2.	Sudrania shall receive and tabulate proxy votes, coordinate the tabulation of proxy and shareholder meeting votes and perform such other additional services as may be specified from time to time by the Fund, all pursuant to mutually acceptable compensation and implementation agreements.

3.	The Trust or its administrator or other agent (i) shall identify to Sudrania in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction (collectively “States”) and (ii) shall monitor the sales activity with respect to Shareholders domiciled or resident in each State. The responsibility of Sudrania for the Trust’s state registration status is solely limited to the reporting of transactions to the Trust, and Sudrania shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust or its administrator or other agent.

4.	Sudrania shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices. Sudrania shall establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of all records maintained by Sudrania pursuant to this Agreement.

5.	Sudrania shall cooperate with each Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

6.	Anti-Money Laundering (“AML”) Delegation. The Trust has elected to delegate to Sudrania certain AML duties under this Agreement and the parties have agreed to such duties and terms as stated in the attached schedule (Schedule B entitled “AML Delegation”), which may be changed from time to time subject to mutual written agreement between the parties. Sudrania has adopted the necessary policies and procedures, which are reasonably designed to carry out the AML Delegation, and will provide a copy of such policies and procedures to the Trust prior to the commencement of this Agreement and will promptly provide the Trust with any material amendments thereto. Sudrania will strictly adhere to its anti-money laundering procedures and controls.

AML DELEGATION

1.	Delegation. Subject to the terms and conditions set forth in this Agreement, the Trust hereby delegates to Sudrania those aspects of the Trust’s Anti-Money Laundering Program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trust and Sudrania upon the execution by such parties of a revised Schedule B bearing a later date than the date hereof.

(a)       Sudrania agrees to perform such Delegated Duties, with respect to the Fund shareholders for which Sudrania maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by Sudrania of the Delegated Duties, Sudrania understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act of 2001 (“USA PATRIOT Act”) and the laws implementing the USA PATRIOT Act and that the records Sudrania maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. Sudrania hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators in connection with their review. For purposes of such examination and/or inspection, Sudrania will use its best efforts to make available, during normal business hours and on reasonable notice, all required records and information for review by such regulators.

3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, Sudrania is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that Sudrania shall only be responsible for performing the Delegated Duties with respect to the accounts for which Sudrania maintains the applicable shareholder information.

4.	Delegated Duties.

4.1	Consistent with the services provided by Sudrania and with respect to the applicable shareholder information maintained by Sudrania, Sudrania shall:

i.	Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities;

ii.	Submit special payee checks through OFAC database;

iii.	Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

iv.	Review wires sent pursuant to instructions other than those already on file with Sudrania;

v.	Review accounts with small balances followed by large purchases;

vi.	Review accounts with frequent activity within a specified date range followed by a large redemption;

vii.	On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within each Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

viii.	Compare all new accounts and registration maintenance through the Known Offenders database and notify the Trust of any match.

ix.	Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file any required reports with the IRS and issue the Shareholder notices required by the IRS;

x.	Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds and prepare and file the SAR. Provide the Trust with a copy of the SAR within a reasonable time after filing; notify the Trust if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

xi.	Compare account information to any FinCEN request received by the Trust and provided to Sudrania pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

xii.	(i) Verify the identity of any person seeking to open an account with each Fund, (ii) maintain records of the information used to verify the person’s identity in accordance with applicable regulations, (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency, and (iv) perform enhanced due diligence with respect to any investor that Sudrania has reason to believe presents high risk factors with regard to money laundering or terrorist financing, prior to accepting an investment from such investor; and

xiii.	(i) Monitor for any suspected money laundering activity with respect to correspondent accounts for foreign financial institutions and private banking accounts and report any such conduct required by applicable regulations, and (ii) conduct due diligence on private banking accounts in the event that one or more Funds changes its line of business in a manner that would involve the establishment or maintenance of such accounts.

4.2	In the event that Sudrania detects activity as a result of the foregoing procedures, Sudrania shall timely file any required reports, promptly notify appropriate government agencies and also immediately notify the Fund, unless prohibited by applicable law.

4.3	Recordkeeping. Sudrania shall keep all records relating to the Delegated Duties for an appropriate period of time and, at a minimum, the period of time required by applicable law or regulation. Sudrania will provide the Trust with access to such records upon reasonable request.

4.4	AML Reporting to the Fund

(a)	On a quarterly basis, Sudrania shall provide a report to the Fund on its performance of the AML Delegated Duties, among other compliance items, which report shall include information regarding the number of: (i) potential incidents involving cash and cash equivalents or unusual or suspicious activity, (ii) any required reports or forms that have been filed on behalf of the Fund, (iii) outstanding customer verification items, (iv) potential and confirmed matches against the known offender and OFAC databases and (v) potential and confirmed matches in connection with FinCen requests. Notwithstanding anything in this Section 4.3(a) to the contrary, Sudrania reserves the right to amend and update the form of its AML reporting from time to time to comply with new or amended requirements of applicable law.

(b)	At least annually, Sudrania will arrange for independent testing (an audit) of the AML services it provides to its clients on an organization-wide basis by a qualified independent auditing firm. Sudrania will provide the AML compliance officer of the Fund with the results of the audit and testing, including any material deficiencies or weaknesses identified and any remedial steps that will be taken or have been taken by Sudrania to address such material deficiencies or weaknesses.

(c)	On an annual basis, Sudrania will provide the Fund with a written certification that, among other things, it has implemented its AML Program and has performed the Delegated Duties.

EXHIBIT E

to

Mutual Fund Services Agreement

Accounting, Administration and Transfer Agent Fees